February 27, 1996

TMK/United Funds, Inc. (Money Market Portfolio, Bond Portfolio, High Income
   Portfolio, Growth Portfolio, Income Portfolio, International Portfolio, Small Cap Portfolio, Balanced Portfolio, Limited-Term Bond Portfolio and Asset Strategy Portfolio)
6300 Lamar Avenue, P.O. Box 29217
Shawnee Mission, Kansas  66201-9217

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock, par value $0.01 per share, of TMK/United Funds, Inc. (Money Market Portfolio, Bond Portfolio, High Income Portfolio, Growth Portfolio, Income Portfolio, International Portfolio, Small Cap Portfolio, Balanced Portfolio, Limited-Term Bond Portfolio and Asset Strategy Portfolio), I have examined such corporate records and documents and have made such further investigations and examinations as I deemed necessary for the purpose of this opinion.

It is my opinion that the 727 shares of TMK/United Fund, Inc., registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Rule 24f-2 Notice.

Very truly yours,



Sharon K. Pappas
Attorney at Law